Exhibit 5.1

July 3, 2012

Superior Energy Services, Inc.

11000 Equity Drive, Suite 300

Houston, Texas 77041

Re:	Registration Statement on Form S-4

$800,000,000 aggregate principal amount of

7.125% Senior Notes due 2021

Gentlemen:

We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by Superior Energy Services, Inc., a Delaware corporation (“Parent”), SESI, L.L.C., a Delaware limited liability company (the “Company”), and the other registrants named therein (together with Parent, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $800.0 million aggregate principal amount of the Company’s unregistered 7.125% Senior Notes due 2021 (the “Outstanding Notes”) for a like principal amount of the Company’s registered 7.125% Senior Notes due 2021 (the “Exchange Notes”). The Guarantors will guarantee (the “Guarantees”) the Exchange Notes fully and unconditionally and on a senior unsecured basis. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of December 6, 2011 (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon, N.A., as trustee (the “Trustee”).

We have examined originals or certified copies of the Indenture, the form of Exchange Notes and such records of the Company and Guarantors, certificates of Parent acting in its capacity as the sole member of the Company, of the Guarantors and of public officials, and such other documents as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of parties other than the Company and the Guarantors, the due authorization, execution and delivery of the Indenture, the Outstanding Notes and all other documents by the parties thereto other than the Company and the Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Exchange Notes will be manually signed by one of the Trustee’s authorized officers.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.

8555 UNITED PLAZA BOULEVARD — BATON ROUGE, LOUISIANA 70809-7000 — 225-248-2000 — FAX 225-248-2010 — WWW.JONESWALKER.COM

ALABAMA     ARIZONA     DISTRICT OF COLUMBIA     FLORIDA     LOUISIANA     MISSISSIPPI     TEXAS

Superior Enegry Services, Inc.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Securities Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company and the Guarantors in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, and (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended:

1. the Exchange Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company; and

2. the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion other than as to the federal laws of the United States of America and the laws of the States of New York and Louisiana, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Texas Business Organizations Code and the Colorado Business Corporation Act (the “Laws”). We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any subsequent changes in applicable Laws by legislative action, judicial decision or otherwise.

B. The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the power of the courts to award damages in lieu of equitable remedies; (iv) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (v) limitations on the waiver of rights under any stay, extension or usury law or other law, whether now or hereafter in force, which would prohibit or forgive the Company or a Guarantor from paying all or any portion of the Outstanding Notes or the Exchange Notes as contemplated in the Indenture.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES, WALKER, WAECHTER, POITEVENT,

    CARRÈRE & DENÈGRE L.L.P.

JONES, WALKER, WAECHTER, POITEVENT,

    CARRÈRE & DENÈGRE L.L.P.